Exhibit 17(bbbb)
AXA ENTERPRISE MULTIMANAGER FUNDS TRUST
SUPPLEMENT DATED SEPTEMBER 15, 2006 TO THE PROSPECTUS
AND THE STATEMENT OF INFORMATION DATED MARCH 1, 2006
This Supplement updates the above-referenced Prospectus and Statement of Additional Information (“SAI”) dated March 1, 2006 of AXA Enterprise Multimanager Funds Trust (the “Trust”). You may obtain additional copies of the Prospectus and SAI, free of charge, by writing to the Trust’s distributor, Enterprise Fund Distributors, Inc., at Atlanta Financial Center, 3343 Peachtree Road, N.E., Suite 450 Atlanta, Georgia 30326. You should read this Supplement in conjunction with the Prospectus and Statement of Additional Information and retain it for future reference.
The purpose of this supplement is to provide you with information about a strategic transaction relating to a sub-adviser to the AXA Enterprise Multimanager Core Bond Fund.
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AXA Enterprise Multimanager Core Bond Fund
BlackRock, Inc. (“BlackRock”), the parent company of BlackRock Advisors, Inc. (“BAI”), one of the sub-advisers to the AXA Enterprise Multimanager Core Bond Fund, entered into a strategic transaction with Merrill Lynch & Co., Inc. (“Merrill Lynch”) to combine Merrill Lynch’s investment management business with BlackRock, which is expected to close on or about September 30, 2006. Subsequent to that transaction, Merrill Lynch will hold a significant minority ownership position in BlackRock and BlackRock will cause its subsidiary, BlackRock Financial Management, Inc., to become the contractual advisory entity for fixed-income accounts.
In the Prospectus under the heading “Management Team-The Manager and the Sub-advisers” the following replaces the information relating to BAI as a sub-adviser to the Fund effective as of October 1, 2006:
BlackRock Financial Management, Inc. (“BFI”) serves as a sub-adviser to AXA Enterprise Multimanager Core Bond Fund. BFI, is a subsidiary of BlackRock, Inc., which, based on equity ownership, is controlled by The PNC Financial Services Group, Inc. and Merrill Lynch & Co., Inc., both publicly traded diversified financial services companies. As of December 31, 2005, BFI had approximately $415 billion in assets under management.
Additionally, in the chart contained in the Prospectus under the heading “Management Team-The Manager and the Sub-advisers”, reference to BAI is replaced with the following:
BlackRock Financial Management, Inc.
40 East 52nd Street
New York, NY 10022
All other references in the Prospectus and SAI to BlackRock Advisors, Inc. are hereby deleted and replaced with BlackRock Financial Management, Inc.